Exhibit 97

MGIC Investment Corporation
Clawback Policy
Purpose of Policy
MGIC Investment Corporation and its subsidiaries (collectively referred to as the “Company”) have adopted this compensation clawback policy (the “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Securities Exchange Act of 1934 (the “Act”) and the related listing rules of the New York Stock Exchange (the “NYSE”). The Act and the NYSE rules are incorporated herein and made a part of this Policy. To the extent that this Policy is in any manner deemed inconsistent with the Act or NYSE rules, this Policy shall be treated as retroactively amended to be compliant.

The purpose of the Policy is to establish the terms under which the Company may recover certain forms of Incentive-Based Compensation from Executive Officers in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirement under federal securities laws.

Policy Statement
In the event the Company is required to prepare a Financial Restatement, the Company shall, as promptly as it reasonably can, recover any Incentive-Based Compensation received by an Executive Officer during the three completed fiscal years immediately preceding the Restatement Date, so long as the Incentive-Based Compensation received by such Executive Officer is in excess of what would have been awarded or vested after giving effect to the Restatement, and any such Incentive-Based Compensation that has not yet been paid to an Executive Officer will be automatically and immediately forfeited. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been “received” during the fiscal period in which the Financial Reporting Measure specified in the award is attained, even if such Incentive-Based Compensation vests, is paid or granted after the end of such fiscal period. Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is received on or after October 2, 2023.

The amount to be recovered shall be the Excess Compensation. In the event the amount of Excess Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount will be based on a reasonable estimate of the effect of the accounting restatement.

The Management Development, Nominating and Governance Committee (the “Committee”) shall determine, in its sole discretion, the amount and method of recovering any Incentive-Based Compensation pursuant to this Policy.

Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the repayment of any Excess Compensation as required hereunder, nor shall any Executive Officer receive any advancement of expenses for disputes related to any loss of compensation by such Executive Officer in accordance with this Policy, or be paid or reimbursed by the Company for any premiums paid for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, the term “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification.

Scope and Applicability
This policy applies to all of the Company’s current and former Executive Officers. The Committee shall inform Executive Officers of this Policy and obtain their agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to each Executive Officer’s equity award agreement.

Decisions of the Committee with respect to this Policy shall be final, conclusive, and binding on all Executive Officers subject to this Policy. No recovery shall be required if and to the extent the Committee determines that the conditions of Rule 303A.14(c)(1)(iv) have been met and that recovery would be impracticable.

This Policy shall be effective as of the date it is adopted by the Committee and shall apply to Incentive-Based Compensation that is “received” by or otherwise approved, awarded, or granted to Executive Officers on or after October 2, 2023

Definitions

Executive Officer
A current or former employee of the Company who was a Section 16 Filer during the performance period applicable to the Incentive-based Compensation in question, regardless of whether such employee ceased to be a Section 16 Filer thereafter. Subsequent changes in an Executive Officer’s employment status, including retirement or termination of employment, do not affect the Company's rights to recover Incentive-Based Compensation pursuant to this Policy.

Section 16 Filer
A person who is required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, as such requirement to so file is in effect at each Restatement Date.

Excess Compensation
The excess of the Incentive-Based Compensation paid to the Executive Officer based on the erroneous data in financial statements over the Incentive-Based Compensation that would have been paid to the Executive Officer had it been based on the restated results, without respect to any taxes paid.

Financial Reporting Measure
Any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in the Company’s filings with the Securities and Exchange Commission. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded solely based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.

Incentive-based Compensation
Any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

Financial Restatement
Any required accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute a Financial Restatement.

Restatement Date
The earlier of (i) the date the board of directors, a board committee, or officer(s) (to the extent such officers are authorized to take such action if board action is not required), conclude, or reasonably should have concluded, that the Company is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under federal securities laws or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

Contact Information for Questions or Help

Questions can be directed to either:
•General Counsel
•Securities Law Counsel
•MGIC’s Chief Compliance Officer; or
•The Legal Department

Monitoring and Enforcement
The interpretation of the Policy and all computations under it shall be made by the Committee and shall not be reviewable or subject to challenge by any other person.

Compliance with this policy will be monitored through various means, including periodic audits which may be performed by the Legal/Compliance Department or the Internal Audit Department. All co-workers are required to cooperate fully with such audits and to provide truthful and accurate information.

Methods for Reporting Complaints
Complaints can be reported in any of the following methods:
•Compliance Hotline
•Immediate supervisor, who shall advise the Chief Compliance Officer
•Chief Compliance Officer
•General Counsel
•Senior Vice President of Human Resources
•Vice President of Internal Audit

MGIC Compliance Hotline
The Compliance Hotline is a toll-free phone line and website operated by an outside, independent service provider that is available 24 hours a day, 365 days a year. Information on how to access the Compliance Hotline, via phone or URL, can be found on The Max or in the Code of Conduct and Ethics. The purpose of the hotline is to provide co-workers, investors, customers, suppliers, and others a mechanism to report concerns or allegations regarding accounting matters, internal controls, auditing matters, fraud, or violations of laws, regulations, or the Code of Conduct and Ethics.

Complaints can be made anonymously, and the confidentiality of complaints will be maintained to the extent possible. The Compliance Hotline provides complaints to the Audit Committee Chairperson, General Counsel, Chief Compliance Officer, Vice President of Internal Audit and Vice President, Assistant General Counsel.

Approval
Last approved 10/26/2023